UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 16, 2007
(Date of earliest event reported)

DCAP GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1158 Broadway, Hewlett, NY	11557
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 374-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On October 16, 2007, DCAP Group, Inc. (the “Company”) and Barry B. Goldstein, the Company’s President, Chief Executive Officer and Chairman of the Board, entered into an Employment Agreement.  The initial term of the Employment Agreement expires on June 30, 2009.

Pursuant to the Employment Agreement, Mr. Goldstein is entitled to receive an annual base salary of $350,000 (which base salary has been in effect since January 1, 2004) and annual bonuses based on the Company’s net income.  In addition, pursuant to the Employment Agreement and as provided for in Mr. Goldstein’s prior Employment Agreement which expired on April 1, 2007, Mr. Goldstein would be entitled, under certain circumstances, to a payment equal to one and one-half times his then annual salary in the event of the termination of his employment following a change of control of the Company.

Concurrently with the execution of the Employment Agreement, the Company granted to Mr. Goldstein options for the purchase of 130,000 shares of Common Stock of the Company at an exercise price of $2.06 per share.

The foregoing descriptions of the Employment Agreement and the stock option grant do not purport to be complete and are qualified in their entirety by reference to the full text of the Employment Agreement and the Stock Option Agreement filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K which is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Employment Agreement, dated as of October 16, 2007, by and between DCAP Group, Inc. and Barry B. Goldstein

10.2	Stock Option Agreement, dated as of October 16, 2007, by and between DCAP Group, Inc, and Barry B. Goldstein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCAP GROUP, INC.

Date: October 18, 2007	By:	/s/ Barry B. Goldstein
Barry B. Goldstein
President